Grant Park Fund Weekly Commentary

For the Week Ended April 15, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (May 2006 - Apr 2011)

Class	Week ROR	MTD APR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-2.6%	1.2%	0.4%	6.8%	0.8%	4.2%	5.9%	4.2%	11.9%	-16.4%	0.4	0.6
B**	-2.6%	1.2%	0.2%	6.2%	0.1%	3.5%	N/A	3.5%	11.9%	-17.1%	0.3	0.5
Legacy 1***	-2.4%	1.3%	1.1%	8.7%	N/A	N/A	N/A	1.7%	10.6%	-10.9%	0.2	0.2
Legacy 2***	-2.3%	1.2%	0.9%	8.4%	N/A	N/A	N/A	1.4%	10.6%	-11.1%	0.2	0.2
Global 1***	-2.4%	1.0%	0.3%	5.6%	N/A	N/A	N/A	-0.6%	10.0%	-13.3%	0.0	-0.1
Global 2***	-2.5%	1.0%	0.3%	5.4%	N/A	N/A	N/A	-0.9%	10.0%	-13.5%	0.0	-0.1
Global 3***	-2.5%	0.9%	-0.3%	3.5%	N/A	N/A	N/A	-2.8%	10.0%	-14.6%	-0.2	-0.4

S&P 500 Total Return Index****	-0.6%	-0.4%	5.5%	13.4%	0.6%	2.3%	2.5%	2.3%	17.9%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	2.3%	0.7%	-0.2%	5.3%	4.9%	6.8%	6.8%	6.8%	11.1%	-12.3%	0.7	1.1

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	39%					32%
Energy	14%	Long	Crude Oil	3.9%	Long	13%	Long	Crude Oil	4.4%	Long
			Gasoline Blendstock	2.8%	Long			Brent Crude Oil	2.7%	Long
Grains/Foods	13%	Long	Corn	2.8%	Long	9%	Long	Corn	2.3%	Long
			Soybeans	1.7%	Long			Soybeans	1.3%	Long
Metals	12%	Long	Gold	3.0%	Long	10%	Long	Gold	2.6%	Long
			Nickel	2.1%	Long			Aluminum	1.5%	Long
FINANCIALS	61%					68%
Currencies	29%	Short $	Australian Dollars	2.8%	Long	31%	Short $	Australian Dollars	3.6%	Long
			Euro	2.2%	Long			Japanese Yen	3.0%	Short
Equities	17%	Long	S&P 500	2.6%	Long	22%	Long	S&P 500	3.2%	Long
			Hang Seng	2.4%	Long			Hang Seng	2.8%	Long
Fixed Income	15%	Long	Bunds	3.2%	Short	15%	Short	Bunds	4.5%	Short
			Euribor	2.0%	Short			Bobl	2.4%	Short

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets declined on speculation elevated prices and decreased industrial activity in Japan would hinder demand. Natural gas markets climbed following the release of U.S. Energy Information Administration reports showing a smaller-than-expected increase in domestic inventories.

Grains/Foods

Similar to the energy markets, grains markets declined as elevated prices caused by recent uptrends weighed on demand forecasts. Sugar prices fell on forecasts for improved production estimates from Brazil and Thailand.

Metals

Precious metals markets predominantly rallied as growing concerns regarding inflation prompted buying. Adding to the rally in the precious metals markets was safe-haven buying caused by an unexpected rise in weekly U.S. jobless estimates. In the base metals markets, copper prices dipped over 5% due to weak demand forecasts stemming from predictions for further Chinese interest rate hikes. The elevated crisis status surrounding Japanese nuclear power facilities put further pressure on industrial demand forecasts.

Currencies

The Japanese yen and Swiss franc rallied against counterparts, propelled by safe-haven buying caused by the announcement that the crisis level for the Japanese nuclear plants had reached a level unseen since the Chernobyl disaster of 1986. The U.S. dollar weakened due to ongoing speculation that changes in U.S. monetary policy will lag that of other developed nations. The Australian dollar posted gains as a result of forecasts for positive economic data coming out of China.

Equities

North American equity markets moved lower because of weak earnings reports forecasts. Japanese equity markets also fell, driven lower by the worsening nuclear crisis and concerns regarding higher Chinese interest rates. In Europe, share prices declined after the release of reports stating the German Finance Minister said further actions would need to be taken in Greece to aid the nation's ailing economy.

Fixed Income

U.S. debt markets underwent large upswings in the wake of concerns surrounding the global economy and weakness in the global equity markets. An unexpected rise in U.S. jobless claims also added to the rally in the Treasury markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.